Exhibit 3.1

AMENDMENT TO THE BYLAWS OF

INSTEEL INDUSTRIES, INC.

The following Amendment is hereby made to the Bylaws (the “Bylaws”) of Insteel Industries, Inc., a North Carolina corporation, effective as of December 19, 2016:

Article 3, Section 2 of the Bylaws is hereby amended by replacing the first sentence thereof with the following sentence:

The number of directors constituting the board of directors shall be not less than five nor more than ten, the precise number to be determined from time to time by resolution of the board of directors.

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